Exhibit 10.1

                 CONFIDENTIAL AND BINDING SETTLEMENT TERM SHEET

This Confidential and Binding Settlement Term Sheet ("Term Sheet") sets forth the terms of a settlement between and among the following parties: Align Technology, Inc. ("Align"); OrthoClear Holdings, Inc., OrthoClear, Inc., and OrthoClear Pakistan Pvt. Ltd. (collectively, "OrthoClear"); Joe Breeland, Zia Chishti, Christopher Kawaja, Ross Miller, Peter Riepenhausen, Jeff Tunnell, and Charlie Wen (collectively, the "OrthoClear Individuals") and Ross J. Miller, DDS, a Professional Corporation, and Bao Tran; and Thomas M. Prescott, Roger E. George, Eldon M. Bullington, Patricia Wadors, Gil Laks, Kelsey Wirth and Julie Yeomans (collectively, the "Align Individuals"). The purpose of the settlement is global peace between Align, OrthoClear, the OrthoClear Individuals, and the Align Individuals (collectively, the "Parties"). The Parties will enter a formal settlement agreement effectuating these terms within fifteen (15) days ("Closing"); provided, however, that if they fail to do so, this Term Sheet shall control and constitute Closing at noon Pacific on the fifteenth day after this Term Sheet is signed.

1. Exclusion Order. OrthoClear consents to the entry by the ITC of an exclusion order upon Closing, effective upon entry by the International Trade Commission. Said exclusion order shall apply to all OrthoClear removable dental aligners.

2. Settlement Payment by Align. a. In consideration of the global settlement and mutual releases and other agreements and mutual covenants set forth herein other than Section 4, Align shall pay $10 million to OrthoClear Holdings, Inc. by wire transfer simultaneously with the execution and delivery to Align of (a) a consent to a joint motion to terminate the ITC investigation and enter the exclusion order provided in paragraph 1 and (b) assignments of Intellectual Property and covenants not to compete as provided in paragraph 5.

        b. If OrthoClear shall at or prior to Closing certify that the requisite shareholder approval referred to in Section 4 has been obtained, Align shall pay an additional $10 million to OrthoClear Holdings, Inc. by wire transfer simultaneously with the making of the payment described in Section 2(a) above. If at the Closing OrthoClear shall not have certified that such approval has been obtained, Align shall instead pay $10 million to O'Melveny and Myers LLP, by wire transfer simultaneously with the making of the payment described in
Section 2(a) above. O'Melveny and Myers LLP shall hold such amount in escrow for a period of 30 days after Closing. If OrthoClear shall certify that the approval has been obtained on or prior to the 30th day after Closing, the escrowed amount and accrued interest thereon shall be released to OrthoClear Holdings. If no such certification is made on or prior to the 30th day after Closing, then the escrowed amount and accrued interest thereon shall be released to Align and Align shall have no further payment obligation under this paragraph 2 b.

3.      Patient Transition.

        a. Effective upon the execution of this Term Sheet, OrthoClear will accept no additional patient cases for treatment of malocclusion, for treatment using removable dental positioners, or for treatment involving other activities using OrthoClear's existing proprietary technology.

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        b.      Upon Closing, Align will make treatment using removable plastic dental aligners available for all existing OrthoClear patient cases in the United States, Canada, and Hong Kong, at no charge from Align to the patient, the doctor, or OrthoClear. OrthoClear will provide patient case numbers and dentist contact information for the purposes of facilitating the transfer of patient cases to Align, which information Align shall maintain in accordance with the same privacy protections as it does its own customer and patient information.

        c. Align and OrthoClear will cooperate to determine plans for and to implement the transfer of OrthoClear's patient cases to Align.

4. Shutdown. Upon the later to occur of Closing and the certification by OrthoClear Holdings, Inc. that all requisite approval of its shareholders for such action has been obtained, OrthoClear will discontinue, worldwide, all design, manufacture, marketing and sales of removable dental aligners. This obligation shall not take effect unless both the Closing and such certification occur. OrthoClear Holdings, Inc. will take such steps as it determines necessary or appropriate to solicit such shareholder approval.

5. Transfer Of Intellectual Property. In consideration of the global settlement and mutual releases and other agreements and mutual covenants set forth herein, OrthoClear shall assign to Align all of its world-wide intellectual property rights disclosed in the litigation and any other intellectual property rights with application to the correction of malocclusions, including but not limited to OrthoClear's process for designing and manufacturing removable plastic dental aligners or other activities using OrthoClear's existing proprietary technology and Zia Chishti and Charlie Wen shall assign to Align all of their worldwide intellectual property rights with application to the correction of malocclusions (the "Transferred Rights") on the following terms:

        a. Scope. The Transferred Rights shall include, but are not limited to, patents and patent applications, software and confidential process information, trademarks, copyrights, and trade secrets;

        b. Representations and Warranties. OrthoClear, Chishti and Wen will provide standard representations and warranties regarding ownership of and right to transfer the Transferred Rights, including confirmation that there have been no transfers of rights to third parties between September 19, 2005 and Closing. In addition, prior to Closing, Chishti and Wen will disclose to Align's representatives, on a confidential basis, any intellectual property rights outside the scope of this section but which have application or potential application to the dental field;

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        c.      Delivery. OrthoClear shall deliver to Align all copies of those materials reasonably necessary to prosecute all patent applications and to maintain any issued patents. OrthoClear shall make reasonable efforts to locate and deliver to Align all materials relating to or embodying the transferred intellectual property and shall make reasonable efforts to destroy all copies of such material not delivered to Align; provided, however, that OrthoClear may retain an archival copy of all business records. OrthoClear consents to the disclosure to Align of all discovery responses produced by OrthoClear during discovery in the ITC investigation that describe or embody the Transferred Rights (including software, training materials, process manuals, and FDA January and July filings); provided, however, that Align shall return or destroy (at OrthoClear's option) all confidential discovery responses that relate to OrthoClear's finances, sales, marketing strategic plans, disk images, personal information, regulatory filings other than the January and July FDA submission, patient data, employees, customers, suppliers, contractors, and/or business plans;

        d. Covenants not to compete for five years in the field of removable aligner therapy and related software throughout the world by the following individuals: Zia Chishti, Christopher Kawaja, Peter Riepenhausen, Charlie Wen;

        e. Covenants not to compete for five years in the field of removable aligner therapy and related software in the United States by the following individuals: Joseph Breeland and Jeff Tunnell. These two individuals are permitted to work for a company that competes in the field of removable aligner therapy and related software, so long as the individuals are not personally involved with those products.

6.      Immediate Stays And Future Dismissals.

        a. Upon the execution of this Term Sheet, the Parties shall immediately seek the stay of all pending actions, including without limitation the state case between Align and OrthoClear, the two pending federal cases between Align and OrthoClear, and federal case between Align and Ross Miller. In seeking such stays, the Parties shall indicate that they have reached a settlement and seek the stay to complete the documentation to memorialize its terms. To the maximum extent possible, the Parties shall file under seal all requests to stay unless a press release or securities filing has already been issued as described in Paragraph 9, below. Immediately following the Closing, the Parties shall dismiss with prejudice all pending actions and proceedings, with each party bearing its own costs and attorney fees. In addition, OrthoClear shall take no further action with respect to any inter partes patent reexamination proceedings instituted by OrthoClear against Align.

        b. In the event that OrthoClear, any OrthoClear employees or agents, or any former OrthoClear employees or agents (collectively, "OrthoClear Witnesses") are subpoenaed or otherwise required by Align to produce documents or provide testimony in connection with any litigation between Align and Bao Tran (including the state case between Align and Bao Tran if any portion of such action continues), Align shall reimburse OrthoClear, its successors, or OrthoClear Witnesses for any and all attorneys' fees, costs, and other related expenses associated with responding to any such subpoena or producing documents or providing testimony. Nothing in this section shall be construed as consent by any current or former OrthoClear Witness to deposition in any location other than his or her principal residence.

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7.      Releases. The Parties shall execute general releases of all claims, known or unknown, between them, with the exception that as between Align and Tran, Align and Tran shall mutually release each other from all claims, known or unknown, that are related to OrthoClear or any current litigation. The Parties shall covenant that neither they nor their agents shall directly or indirectly initiate or assist with, in any manner whatsoever, litigation against any or all of the Parties, based on any of the subject matter of or information obtained in any of the dismissed actions, and will not voluntarily provide information or otherwise cooperate with any person or entity to assert a claim based on the subject matter of or information obtained in any of those actions except as required by law. However, in the event any party violates this provision, then the party or parties against whom the claim is asserted shall not be precluded from asserting any claims or defenses it may have against the party who violated this provision.

8. Confidentiality and Nondisparagement. The terms of this Term Sheet shall be confidential unless and until such terms are disclosed in a press release and/or securities filing in accordance with Paragraph 9, below. The Parties shall each take reasonable steps to assure that they and their employees will not disparage any other Party or make public statements accusing another Party of criminal or unethical conduct in connection with any of the settled claims.

9. Press Release. Only after execution of the Term Sheet, which is currently anticipated to be before Wednesday, September 27, 2006, any Party may issue press releases and/or make securities law filings regarding the settlement and the terms of the settlement. Prior to issuing any such release, the parties shall make reasonable efforts to consult and to agree as to its contents. Any press release issued by Align regarding the settlement and/or the terms of the settlement shall name each of the OrthoClear Parties specifically and shall state that there has been no finding of wrongdoing by any Party or any of the individuals referenced herein.

10. Definitive Agreement. The Parties shall each use all reasonable efforts to finalize and execute a final agreement as promptly as reasonably possible. However, if no such agreement is executed within fifteen (15) days of the execution of this Term Sheet, this Term Sheet shall control and shall be binding at Closing as if it were the final, definitive agreement of the Parties.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed as of the Effective Date.


ALIGN TECHNOLOGY, INC.                          ORTHOCLEAR HOLDINGS, INC.

       /s/ Thomas M. Prescott                          /s/ Z. Chishti
       -------------------------                       -------------------------
Name:  Thomas M. Prescott                       Name:  Muhammad Ziaullah Chishti
Title: President & CEO                          Title: Chief Executive Officer

Date:  September 27, 2006                        Date:  September 27, 2006

ORTHOCLEAR, INC.                                ORTHOCLEAR PAKISTAN PVT LTD.

       /s/ Z. Chishti                                  /s/ Mudasser Rathore
       -------------------------                       -------------------------
Name:  Muhammad Ziaullah Chishti                Name:  Mudasser Rathore
Title: Chief Executive Officer                  Title: Director

Date:  September 27, 2006                       Date:  September 27, 2006


MUHAMMAD ZIAULLAH CHISHTI                       HUA FENG "CHARLIE" WEN

       /s/ Z. Chishti
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Date:  September 27, 2006                       Date:
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PETER RIEPENHAUSEN                              CHRISTOPHER KAWAJA


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Date:                                           Date:
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JEFFREY TUNNELL                                 JOSEPH BREELAND


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Date:                                           Date:
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BAO TRAN                                        ROSS J. MILLER, DDS, P.C.


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                                                Name:
Date:                                           Title:
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                                                Date:
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